HOMELAND ENERGY SOLUTIONS NEWSLETTER

JUNE 2019

INSIDE THIS ISSUE:

2019 PROJECT OF THE YEAR AWARD:

Homeland Receives 2019 Collaboration of the Year Award from Ethanol Producer Magazine

For the second year in a row, Homeland has received an Ethanol Producer Award from Ethanol Producer Magazine. This year, we received the Collaboration of the Year Award for our work with Lallemand Biofuels & Distilled Spirits on the recent Yeast Propagation project. In the inaugural year, last year for these awards, Homeland received the Project of the Year Award for our 35 million gallon expansion project.

The award this year was to recognize Homeland and Lallemand for their technology advancement through partnership. "A good collaboration is based on trust, willingness to listen to each other, and drawing on existing expertise," said Francois Van Zyl, Lallemand's Director of Technical Services. "Both sides had unobstructed and free-flowing communication to all levels of both organizations, which was key to the success of the new propagation project" according to Tera Stoughtenger, a technical team manager with Lallemand.

Technology has evolved immensely in 10 years in the yeast and enzyme areas, but so has the cost. What we did for the first 9-1/2 years no longer made sense from an economic standpoint. We sat down with Lallemand and started from scratch to build the ideal propagation tank. At the end, we had a $3M project that is expected to have just over a 1 year payback. With the right people on both sides who come to the table without egos and truly want what's best, great things happen.

-Kevin Howes, Chief Operating Officer



LALLEMAND BIOFUELS & DISTILLED SPIRITS

Front, from Left: Kevin Howes (COO/Plant Manager), Lindsay Kuhn (Lab Manager), Tera Stoughtenger (Lallemand), Scott Bauer (Maintenance Manager) & Rebekah Heit (Project Engineer)

Back, from Left: Wade Rummel (Lallemand), Francois Van Zyl (Lallemand) & Jon VanSickle (Production Manager)

FROM THE CEO DESK:

We have some good news. President Trump and the EPA announced the year-round waiver on E15 (also referred to as Unleaded 88). This means the gas stations that don't have blender pumps will now be able to sell E15 all year long. I encourage all of you to use E15 when you can. All car models 2001 and newer are capable of using E15. Please encourage anyone to give it a try. The sobering part of this news is less than 10% of the gas stations in the US sell E15. The development of this market will take some time, but there are incentives programs to install the equipment. Today, E15 sells for 5-10 cents a gallon less than standard E10.

Our next step is to get the EPA to stop granting **S**mall **R**efiner **E**xemptions that erode demand for ethanol. The use of these SRE's is excessive and being granted to all companies including in some cases EXXON. It is very difficult to understand how the largest gasoline company in the US could qualify as a small refinery, but somehow, they received an exemption. Please press your Senator and Congressman to implore the EPA to close these exemptions whenever you have the opportunity.

The corn crop in the US is significantly damaged from the extremely wet weather. As you look over the nation, Iowa actually has some of the very best corn. East of the Mississippi has vast areas of very little corn that would reach the good to excellent rating. Fortunately for HES, we have a reasonable corn crop in this area so far and do not anticipate any problems in full operations for next year.

Thank You for your continued support.

-James Broghammer, CEO

2019 ANNUAL MEETING ELECTION RESULTS:

Homeland held their annual meeting on Thursday, April 4, 2019 at the Waucoma Event Center in Waucoma Iowa. We had a great turn-out again this year. Presenters this year were Monte Shaw from Iowa Renewable Fuels Association (IRFA) and Robert White from Renewable Fuels Association (RFA). The meeting was held to elect three directors to the board of directors. The quorum met the requirements. Homeland also recognized employees who completed 10 years of service.

Here are the voting members' election results:

Proposal 1: Director Election

	For	Withheld
Patrick Boyle	24,631	222
Nick Bowdish	26,618	685
Chad Kuhlers	27,076	257



Front, from Left: Jason Orthaus, Al King, Scott Bauer, Kevin Howes
Back, from Left: Tony Zeien, Tony Vick, Lindsay Kuhn, Marty Grady, Stan Wubbena
Not pictured: Kay Boedeker, Dan Clark & Nathan Scheidel

SCALE CHANGES COMING...

If you have been delivering corn to Homeland, you have probably noticed some construction on the administration building. Throughout the years, Homeland has had its challenges with longer lines and fighting our proximity to Highway 24. Homeland's Management and Board of Directors continues to be committed to increasing capacity and safety of our corn suppliers. We have addressed our dumping capacity with the addition of the 3rd pit, which has increased our dumping capacity to roughly 55 trucks per hour. This year, we are addressing the inability to effectively probe and weigh inbound trucks to keep up with our increased dumping capacity. Changes coming will include multiple inbound scales, two dedicated outbound scales, new scale house, removal of existing scale house, two probes and multiple check-in stations utilizing the RFID card system. These changes will help us address multiple challenges including better utilization of existing labor along with meeting the new required federal regulation put forth by the Food Safety Moderation Act. As construction continues throughout the summer, please be extra aware as you enter and exit the plant as our goal is to continue normal business operations as the project is completed. Thank you from the Homeland team ahead of time for your patience and cooperation as we ALL get acclimated to the new system in coming months.

-Zach Nosbisch, Commodity Buyer





Homeland Energy Solutions

Our mission is to "Produce ethanol and its co-products profitably, enhancing returns to our stakeholders and surrounding communities."

HOMELAND ENERGY SOLUTIONS FINANCIALS — Q1 2019

First quarter of 2019 ended with net income of $4.7 million, or $73.10 per membership unit. Ethanol production increased in Q1 2019 over Q4 2018 by approximately 3.8 million gallons. This led to increased sales by over 5 million gallons in Q1, which allowed us to maximize improved margins in the first 3 months of the year. We produced about 8% more ethanol and 32% more distiller grains in Q1 2019 as compared to Q4 2018. Looking back to Q1 2018, the plant produced approximately 11% more ethanol, 52% more distiller grains and 10% more corn oil in Q1 2019. Homeland employees continue to improve efficiencies and processes to maximize the plant's capabilities.

Increased production means grinding more corn. We ground 1.16 million bushels more corn in Q1 2019 vs Q4 2018, an increase of approximately 8%. Comparing Q1 2019 to Q1 2018, we ground 11% more in 2019, or approximately 1.7 million bushels.

On June 19, 2019, the Board of Directors declared a distribution of $75 per unit for members of record as of June 19, 2019. This distribution totals $4.8 million. Checks were mailed and ACH deposits were effective June 26. If you are interested in receiving future distributions via ACH, please contact Katherine Balk at 563-238-5555, ext 212 or kbalk@etoh.us. ACH deposits generally arrive in your bank account a couple of days earlier than checks by mail.

Please see a summary of the Company's financial performance below or you may find a more detailed version of the annual report available on the HES website, www.homelandenergysolutions.com or SEC website, www.sec.gov then click on Company Filings.

-Beth Eiler, Chief Financial Officer

BALANCE SHEET	**3/31/2019**	**12/31/2018**
Current Assets	$ 90,463,977	$ 85,563,079
Property & Equipment	132,809,752	135,195,924
Other Assets	10,529,551	4,834,649
Total Assets	$ 233,803,280	$ 225,593,652
Current Liabilities	$ 49,625,432	$ 50,548,096
Long-term Liabilities	22,363,991	17,950,754
Total Members' Equity	161,813,857	157,094,802
Total Liabilities and Equity	$ 233,803,280	$ 225,593,652
Book Value based on 64,560 Membership Units Outstanding	$ 2,506	$ 2,433
Book Value based on 90,420 Membership Units Outstanding	$ 1,790	$ 1,737
INCOME STATEMENT **3 Months ended**	**3/31/2019**	**12/31/2018**
Revenue	$ 82,074,397	$ 69,197,305
Cost of Goods Sold	76,506,526	70,799,456
Operating Expenses	1,165,504	914,944
Operating Income	4,402,367	(2,517,095)
Other Income (Loss)	316,688	106,443
Net Income	$ 4,719,055	$ (2,410,652)
Net Income per unit (based on 64,560 units)	$ 73	$ (37)
Distributions per unit	$ -	$ 220

"On June 19, 2019, the Board of Directors declared a distribution of $75 per unit for members of record as of June 19, 2019."



HOMELAND ENERGY SOLUTIONS NEWSLETTER

Homeland Energy Solutions

2779 IA Hwy 24

Lawler, IA 52154

Phone: 563-238-5555

Fax: 563-238-5557

E-mail: info@etoh.us

If you would like to receive future newsletters by email instead of mail, please sign up online at www.homelandenergysolutions.com/company-newsletter.

ETHANOL:
DRIVING AMERICA'S FUTURE

